Exhibit 10.5

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”), is entered into as of December 23, 2004, by and between EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation (the “Fund”), U.S. TRUST COMPANY, N.A., a California corporation and national bank acting through its investment advisory division, U.S. Trust Company, N.A. Asset Management Division (the “Manager”), and LaSALLE INVESTMENT MANAGEMENT, INC., a Maryland corporation (the “Advisor”). Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A attached hereto.

WITNESSETH THAT:

WHEREAS, the Fund has entered into an agreement with the Manager pursuant to which the Manager is responsible for the day-to-day management and administration of the Fund (the “Management Agreement”); and

WHEREAS, the Manager and the Fund desire to engage the Advisor as the Fund’s investment advisor and agent for the purpose of providing investment advisory and asset management services and investing in Real Estate Investments; and

WHEREAS, the Advisor desires to accept such engagement and provide investment advisory and asset management services to the Fund as set forth below.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

1. Appointment; Standard of Care.

(a) The Manager hereby appoints the Advisor on an exclusive basis, and the Advisor hereby accepts such appointment, effective as of the day and year first above written, to provide investment advisory and asset management services for the Fund’s Primary Investments pursuant to the terms of this Agreement and in accordance with the Investment Guidelines adopted by the Board and set forth in Exhibit B attached hereto, as the same may be modified from time to time by the Board (the “Investment Guidelines”).

(b) The Advisor shall (i) manage all of the Fund’s Primary Investments and all Other Investments with respect to which Advisor has been retained by the Fund pursuant to Section 1(c) below (the “Managed Assets”) in good faith, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, (ii) act in accordance with standards in effect from time to time under applicable federal and state laws and (iii) act in accordance with the provisions of the Investment Guidelines and this Agreement.

(c) The Manager may appoint one or more advisors other than the Advisor (each an “Additional Advisor”) to provide investment advisory and asset management services to the Fund with respect to Other Investments, provided that, prior to appointing any such Additional Advisor, the Manager shall (i) provide the Advisor with an opportunity to provide information to the Manager with regard to the Advisor’s capabilities with respect to the type of Other Investments for which the Manager is considering appointment of an Additional Advisor and (ii) consider, before serious consideration of alternative Additional Advisors or distributing a request for proposals with regard to such services, designating the Advisor as the manager of such Other Investments if the Manager determines in its reasonable discretion that the Advisor has the requisite capabilities. If the Fund ultimately decides to retain an Additional Advisor rather than the Advisor with respect to one or more Other Investments, before such Additional Advisor begins to provide such services, the Fund will, upon request by the Advisor, redeem in full the capital investment in the Fund of the Advisor or its Affiliate, such redemption to be effected in a manner consistent with the Fund’s redemption procedures. In addition, the parties will amend this Agreement and any other material agreements such that: (A) the Fund’s regulatory compliance continues to be achieved, including, without limitation, REIT and federal securities law compliance, (B) the Advisor is not disproportionately burdened by the accounting and reporting responsibilities related to the Other Investments for which it will not serve as the advisor for the Fund and (C) such Additional Advisor shall agree to manage the Other Investments in a manner such that the Fund continues to comply with applicable REIT and ERISA rules including continuing to qualify as a VCOC (as defined below). If the Advisor is retained with respect to one or more Other Investments, the Advisor shall receive fees consistent with the Fee Schedule attached hereto as Exhibit C for serving as the advisor to the Fund for such Other Investments.

2. Real Estate Investments. Subject to the Investment Guidelines and the other provisions of this Agreement, the Advisor shall cause the Fund to invest the Managed Assets in real property and in interests in real property of whatever nature, and in personal property, both tangible and intangible, which is directly or indirectly associated or connected with the use of real property, including, without limitation, direct or indirect investments in real estate, including investments in the form of interests in corporations, limited liability companies, partnerships and other joint ventures having an equity interest in real property, real estate investment trusts, ground leases, tenant-in-common interests, participating mortgages, convertible mortgages or other debt instruments convertible into equity interests in real property by the terms thereof, options to purchase real estate, real property purchase-and-leaseback transactions and other transactions and investments with respect to real estate (“Real Estate Investments”). The Advisor shall have full discretion with respect to the acquisition, financing, management and disposition of such Real Estate Investments, subject only to compliance with the Investment Guidelines and the terms and conditions of this Agreement.

3. Services.

(a) The Advisor shall provide investment advisory and asset management services to the Fund similar to those services currently provided by the Advisor to its other discretionary clients and similar to those services currently provided by asset managers for similarly situated real estate investments by institutional investors, subject to the Investment Guidelines and the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the Advisor shall provide to the Fund the following services:

(i) serve as the Fund’s investment advisor with respect to the Managed Assets and, in that connection, (A) cause the Fund to engage in an investment program consistent with the Investment Guidelines; (B) provide research services, and economic and statistical data, in connection with the Fund’s strategy, investments, investment objectives and investment and financial policies; and (C) analyze and evaluate the markets and submarkets which are a target of the Fund’s investments;

(ii) identify, analyze and cause the Fund to purchase or acquire Real Estate Investments that, in the reasonable judgment of the Advisor (acting through its investment committee), are consistent with the Investment Guidelines;

(iii) implement all transactions with respect to Real Estate Investments or potential Real Estate Investments, conduct negotiations relating to the foregoing, supervise compliance with contractual undertakings of the Fund with respect to Real Estate Investments, manage and act on behalf of the Fund with respect to participations in Real Estate Investments and partners, shareholders, members or other co-owners in joint venture, partnership or other arrangements with respect to Real Estate Investments and third party financing for Real Estate Investments;

(iv) to the extent appropriate, form, maintain and qualify to do business, direct or dissolve any corporation, partnership, limited liability company or other entity to hold title to any Real Estate Investment and serve (or provide employees of the Advisor to serve as) officers, directors, managers or other representatives of any such holding company or entity;

(v) advise the Fund with respect to, and arrange for and oversee on behalf of the Fund, the renovation and improvement of Real Estate Investments, where applicable; provided, however, that the Advisor shall not be directly responsible for executing or managing such renovations or improvements, but shall only be responsible for causing the Fund to engage other parties to perform such services on behalf of the Fund and supervising the performance of such services on behalf of the Fund in accordance with Section 3(h) hereof;

(vi) advise the Fund in connection with, and arrange for, the management, operation and leasing of the Real Estate Investments;

provided, however, that the Advisor shall not be directly responsible for providing property management and leasing services with respect to Real Estate Investments, but shall only be responsible for causing the Fund to engage other parties to perform such services on behalf of the Fund and supervising the performance of such services on behalf of the Fund in accordance with Section 3(h) hereof;

(vii) obtain and maintain insurance for each of the Real Estate Investments at the property level (the “Property Level Insurance”) in such amounts and against such risks as are prudent in accordance with customary and sound business practices applicable to similar investments in the appropriate geographic area as provided in Section 13(a) hereof;

(viii) use reasonable efforts to find or obtain, on behalf of the Fund, commitments for non-recourse financing or refinancing on the property level and cause the Fund to enter into agreements with respect to such non-recourse financing or refinancing; provided, however, that (A) the Advisor may not cause the Fund to enter into any agreement with respect to any non-recourse financing or refinancing that does not comply with the Investment Guidelines unless such non-recourse financing or refinancing is approved by the Board and (B) the Advisor shall not be directly responsible for providing non-recourse financing or refinancing of Real Estate Investments, but shall only be responsible for causing the Fund to engage other parties to provide such non-recourse financing or refinancing on behalf of the Fund; and provided, further, that (1) non-recourse financing shall be subject to standard carve-outs for environmental matters and improper actions of the borrower, such as misappropriation of rents following a default, non-payment of real estate taxes, and misappropriation of security deposits, (2) with respect to certain Non-Primary Investments which involve substantial construction or reconstruction, various completion guarantees and repayment guarantees will be permitted, and (3) with respect to portfolio acquisitions (i.e., acquisitions by the Fund of more than one Real Estate Investment in a single transaction or series of related transactions), mortgage financings which are cross-collateralized and cross-defaulted amongst the acquired portfolio shall be permitted;

(ix) use reasonable efforts to find or obtain, on behalf of the Fund, an unsecured working capital credit facility at the Fund level to support the Fund’s liquidity needs, provided, however, that the Advisor may not cause the Fund to enter into any working capital credit facility on the Fund level unless such credit facility is approved by the Manager and the Board and the Advisor shall not be directly responsible for providing a working capital credit facility, but only for causing the Fund to engage other parties to provide such working capital credit facility;

(x) advise the Fund with respect to, and coordinate or cause, the sale or other disposition of Real Estate Investments; provided, however, that the Advisor shall not be directly responsible for selling or otherwise disposing of Real Estate Investments, but shall only be responsible for causing the Fund to engage other parties to provide sales brokerage and related services on behalf of the Fund and supervising the performance of such services on behalf of the Fund in accordance with Section 3(h) hereof;

(xi) advise the Fund with respect to the Fund’s liquidity needs, and manage the Fund’s cash flow with a view to maintaining adequate liquidity to fund the Fund’s operations and, consistent with the foregoing, manage the investment of the Fund’s Cash pending distributions to the shareholders of the Fund or use for acquisition or development of Real Estate Investments;

(xii) use its reasonable best efforts to assist the Manager and the independent third party real estate valuation advisor engaged by the Fund at the direction of the Board, initially Standard and Poor’s Corporate Value Consulting (the “Valuation Consultant”), in connection with the valuation of the Real Estate Investments as provided in Section 5(d) hereof;

(xiii) review, develop and implement financial, recordkeeping, accounting, management and information systems and controls for the Managed Assets at both the Fund and property level as provided in Section 5(b) hereof;

(xiv) at the Manager’s request, from time to time, assist in the marketing of the Fund including, but not limited to, by being available to participate on conference calls, appearing at presentations to potential investors, preparing or assisting in the preparation of marketing materials and by answering questions posed by potential investors related to, among other things, the Real Estate Investments or Investment Guidelines;

(xv) meet with the Manager annually or more frequently as the Manager may reasonably request to discuss and develop a business plan for the Fund which shall include, but not be limited to, individual budgets for each Real Estate Investment and for the Fund as a whole, including a cash flow budget, to be presented to the Board for approval; and

(xvi) meet annually with the Manager and/or the Board (or more frequently upon the reasonable request of the Manager or the Board) to review and discuss the Investment Guidelines, including, without limitation, recommending any changes thereto for consideration by the Board, it being understood and agreed that the Board shall have the exclusive power and authority to amend the Investment Guidelines.

(b) The Advisor and the Manager shall each designate a person from time to time (the “Designated Representative”) to act as its primary contact and liaison when dealing with the other party. Each party shall be entitled to rely (without further inquiry) on written instructions or other communications from the other party’s Designated Representative.

(c) The Advisor shall devote such time as may be necessary in its reasonable judgment for the proper performance of all duties hereunder. The Advisor shall cause each of the individuals serving as Senior Executive Officers to devote an amount of such individual’s business time and attention to the affairs of the Fund as is reasonably necessary for the proper performance of Advisor’s duties hereunder.

(d) To the extent it is within its delegated powers hereunder, the Advisor shall use its reasonable best efforts to cause the Fund to qualify for taxation as a REIT under Sections 856 through 860 of the Code and the Treasury Regulations promulgated thereunder. Without limiting the generality of the foregoing, (i) the Advisor shall use its reasonable best efforts to ensure that rents under leases on the Real Estate Investments constitute “rents from real property” for purposes of Section 856(d) of the Code, and (ii) notwithstanding anything else in this Agreement, the Advisor shall use its reasonable best efforts to ensure that the Fund refrains from providing any services to any tenants if the provision of such services would cause rents of such tenants to fail to qualify as “rents from real property” for purposes of Section 856(d) of the Code, in each case, if it would thereby cause the Fund to fail to continue to qualify as a REIT under the Code.

(e) To the extent it is within its delegated powers hereunder, the Advisor shall use its reasonable best efforts to cause the Fund to qualify as a “venture capital operating company” (“VCOC”) as defined and described in Department of Labor Regulation Section 2510.3-101 issued under the Employee Retirement Income Security Act of 1974, as amended (the “Plan Asset Regulations”) or otherwise operate or manage the Fund in a manner so that the assets of the Fund will not be treated as “plan assets” within the meaning of the Plan Asset Regulations.

(f) The Advisor shall take such actions as are within its control to manage the investments of the Fund in such a manner that the Fund will not be required to register as an investment company under the Investment Company Act of 1940, as amended.

(g) Subject to the terms and conditions of this Agreement, including, without limitation, the Advisor’s obligations pursuant to this Section 3(g), the Advisor shall not be required to act as the Fund’s advisor as its sole and exclusive function, and the Advisor and its Affiliates may have other interests and engage in other business or activities of any type, directly or indirectly, (i) entirely for their own account despite any conflict or competition, including, without limitation, being a partner, member, shareholder, officer or director of another corporation, partnership, limited liability company or other entity, (ii) rendering advice or services to others, and (iii) investing its own capital or the capital of others in any fashion. Any or all of these activities may be competitive with the business of the Fund or the ownership, management, leasing, operation, licensing, sale or conveyance of the Fund’s assets, and may include, without limitation, activities in connection with the ownership, development, operation, management, leasing, sale and syndication of office, commercial, industrial, residential or other real property (including, without limitation, real property adjacent to any property owned by the Fund). Neither the Fund nor any of its Affiliates shall have any rights or claims in connection with or as a result of such activities or in any income, benefits, proceeds or profits from any of the activities described in clauses (i), (ii) or (iii) of the preceding sentence. Notwithstanding the foregoing or anything else herein to the contrary, the Advisor shall not cause the Fund to enter into any purchase or sale of property or, directly or indirectly, any other equity or debt acquisition, disposition, or lending transaction with the Advisor or any Affiliate of the Advisor, or any account managed or advised by the Advisor or any Affiliate of the Advisor, without the prior written approval of the Manager (provided, however, that the Advisor may cause the Fund to enter into a transaction with an account managed or advised by the Advisor or its Affiliate as to properties or matters with respect to which the Advisor or its Affiliate are not managing or advising such account without the prior written approval of the Manager if the Advisor provides prior written notice to the Manager of any such transaction). In addition, the Advisor shall notify the Manager promptly of any transaction or proposed transaction that, to the Advisor’s knowledge, involves a material conflict between the interests of the Fund on the one hand, and the interests of the Advisor or any account managed or advised by the Advisor on the other hand. Notwithstanding anything herein to the contrary, the Advisor shall allocate investment opportunities suitable both for the Fund and for other Persons, including the Advisor or an Affiliate of the Advisor or an account managed or advised by the Advisor or an Affiliate of the Advisor, in accordance with an equitable and reasonable allocation procedure consistent with the Advisor’s fiduciary duty to the Fund and with due regard to the investment objectives of the Fund and the characteristics of the specific investment.

(h) Services Provided by Parties Other than the Advisor. The Advisor’s services performed pursuant to this Agreement shall not include the provision of Additional Services, which services, to the extent deemed reasonably necessary or appropriate by the Advisor, shall be performed by service providers who are identified and retained by the Advisor on behalf of, and who are compensated by, the Fund. The Advisor shall use its reasonable efforts to supervise the work of such service providers, including so as to eliminate any duplication of efforts or unnecessary fees. The Advisor may cause the Fund to enter into transactions with Affiliates of the Advisor for the provision of Additional Services by such Affiliates (an “Affiliate Service Arrangement”). Notwithstanding the foregoing, the Advisor shall not permit the Fund to enter into an Affiliate Service Arrangement unless (i) the fees or other compensation charged to the Fund for services provided by Affiliates of the Advisor do not exceed the fees or other compensation available in the relevant market in an arm’s-length transaction with an independent third party, (ii) the agreements governing the relationship contain standard arm’s-length contract terms in relation to the relevant market and (iii) the Affiliate providing such services has sufficient experience and qualifications to perform such services at a level of quality comparable to the quality of similar services available from non-Affiliates in the relevant geographical area. The Board may determine whether (i), (ii) or (iii) above have been satisfied, and, if not, the Board may require the Advisor to terminate the Affiliate Service Arrangement. If the engagement of any party

(including any Affiliate) to provide Additional Services (other than any engagement which has been approved by the Manager) involves a material conflict of interest on the part of the Advisor or any Affiliate of the Advisor which is known by the Advisor, whether arising out of a pecuniary interest or a material relationship (in the case of an Affiliate of the Advisor a conflict above and beyond the mere hiring of the Affiliate), then the Advisor shall notify the Manager of such conflict of interest and describe the material facts relating thereto. In the case of any such conflict of interest, the Board may require the Advisor to terminate the engagement of the provider of Additional Services upon reasonable prior notice if the Board determines that such engagement adversely affects the Fund. The Advisor shall not be liable for the acts, omissions, default or misconduct of any property manager, project manager, leasing agent, broker, independent appraiser, attorney, contractor or other service provider (other than an Affiliate of the Advisor) engaged by the Advisor on behalf of the Fund if such service provider has been selected with the level of reasonable care attributable to a real estate financial expert acting in a like capacity, unless the Advisor knowingly participates in such acts, omissions, default or misconduct or fails to take reasonable remedial action, or through its own negligence, wrongful acts or omissions in the performance of its own specific responsibilities hereunder has enabled such acts, omissions, default or misconduct to occur.

4. Authority.

(a) In performing the services set forth in this Agreement, the Advisor shall have the right to exercise all powers and authority which are reasonably necessary and customary for an advisor to a real estate related investment fund similar to the Fund to perform its obligations under this Agreement, including the following powers on behalf of the Fund, as agent for the Fund or any corporation, limited liability company, partnership, joint venture or other entity affiliated with the Fund through which any of the Fund’s Real Estate Investments are made, all at the Fund’s expense, subject in each case to the terms and conditions of this Agreement, including, without limitation, the Investment Guidelines:

(i) to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any property or any interest in property, including ground leases, at public or private sale;

(ii) to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber property;

(iii) to purchase, take and hold property subject to mortgages or other liens;

(iv) to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any property, irrespective of by whom the same were made;

(v) to foreclose, to reduce the rate of interest on, and to consent to the extension of mortgages on real property, or to accept a deed in lieu of foreclosure;

(vi) to join in a voluntary partition of any property;

(vii) to cause to be demolished any structures on any real property;

(viii) to cause renovations and capital improvements to be made to any property;

(ix) to abandon any property deemed to be worthless;

(x) to make loans, whether secured or unsecured, in connection with real estate;

(xi) to enter into joint ventures or otherwise participate in entities investing in real estate such as trusts, real estate investment trusts, general or limited partnerships, limited liability companies and corporations, including entities advised or managed by Advisor or its Affiliates;

(xii) to cause any property to be leased, operated, developed, constructed or exploited;

(xiii) to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;

(xiv) to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;

(xv) to use the personnel and resources of its Affiliates in performing the services specified in this Agreement to be performed by Advisor;

(xvi) to hire service providers with respect to the management, operation, leasing and disposition of the Fund’s Real Estate Investments and other assets, including property managers and leasing agents, project managers, mortgage brokers and disposition brokers;

(xvii) to designate and engage all professionals and consultants to perform services (directly or indirectly) on behalf of the Fund or the Fund’s Affiliates, including, without limitation, accountants, legal counsel and engineers; and

(xviii) to take any and all other actions as are necessary or appropriate in connection with such Real Estate Investments.

(b) The Advisor shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

(c) The Advisor shall be authorized and have the right, for so long as the Advisor is the advisor to the Fund, to designate a director to the Board of the Fund, which director designee will be included as one of the two affiliated directors in the slate of director candidates to be nominated by the Manager for a vote by the Fund’s stockholders in a manner consistent with the Fund’s bylaws. The person designated must be an officer, director or employee of the Advisor or its Affiliate. The Advisor (or its Affiliate) shall make available to the Fund the services of the person designated from time to time by the Advisor to serve on the Board as an affiliated director. The Advisor may direct the Manager to call a special meeting of the stockholders pursuant to the Fund’s bylaws for the purpose of removing and/or replacing the affiliated director designated by the Advisor.

5. Reports; Books and Records; Valuation.

(a) The Advisor shall deliver to the Manager and any consultants of the Manager identified by the Manager to the Advisor, within forty-five (45) days after the close of each quarter, a quarterly report in form and substance acceptable to the Manager which will consist of a narrative on asset activity and performance, portfolio performance yields, statement of financial position, statement of operations, statement of cash flows, statement of equity, analysis of variances, occupancy level report, report of all principal service provider engagements (including any engagement of an Affiliate of the Advisor as a service provider), leasing activity report, report on tenants with leases maturing in the current year, and an annual lease expiration schedule. The Senior Executive Officers of the Advisor shall meet with representatives of the Manager regularly at such times as are mutually agreed, not less frequently than quarterly, to discuss and review the investment activities undertaken on behalf of the Fund, the performance of the Managed Assets and any matters relating or pertaining to the terms and conditions of this Agreement.

(b) The Advisor shall (i) establish and maintain (and require property managers and other contractors to establish and maintain) a system of internal accounting and financial controls (including, without limitation, internal controls to safeguard records and to permit the Fund to comply with the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (“SOX”)) designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Real Estate Investment on a GAAP basis, (iii) develop accounting entries and reports required by the Fund to meet its reporting requirements under applicable laws, (iv) consult with the Fund with respect to proposed or new accounting/reporting rules identified by the Manager, the Fund or the Advisor and (v) prepare quarterly and annual financial statements as soon after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Fund’s compliance with applicable laws, including the Exchange Act, Regulation S-X and SOX, in accordance with GAAP and cooperate with the Fund’s independent certified accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Fund.

(c) The Advisor shall provide to the Fund as soon after the end of each quarter or year as may be reasonably requested (within deadlines required for the Fund to comply with applicable legal requirements) by the Fund, a completed management questionnaire letter to the Manager and the Board, in such form as the Fund may reasonably request in response to applicable legal requirements, on accounting, reporting, internal controls and disclosure issues in support of any management representation letter to be issued by the Fund to its independent accountants.

(d) Pursuant to an agreement between the Fund and the Valuation Consultant, the Valuation Consultant will be responsible for the following: (i) retaining independent appraisers to perform external appraisals for all of the Real Estate Investments on an annual basis, with approximately one-fourth of the Real Estate Investments being appraised each calendar quarter and the initial external appraisal of each Real Estate Investment to be performed approximately one year after the acquisition of such Real Estate Investment; (ii) valuing the debt associated with each Real Estate Investment on a quarterly basis; (iii) reviewing the information provided by the Advisor with respect to each Real Estate Investment and determining the value of each Real Estate Investment in each of the three quarters following the calendar quarter in which such Real Estate Investment is externally appraised; (iv) preparing and delivering to the Advisor, the Manager, the Board and any consultants of the Manager identified to the Valuation Consultant by the Manager a report summarizing all external appraisals and internal appraisals completed during each calendar quarter and a summary description of the factors, assumptions and process that formed the basis of the Valuation Consultant’s determined value within five (5) Business Days after the end of such quarter; and (v) valuing each Real Estate Investment in each calendar quarter prior to such Real Estate Investment’s first external appraisal, provided that, for purposes of valuing a Real Estate Investment during the period prior to its first external appraisal (which shall take place on or within ninety (90) days after the first anniversary date of such investment), the value of such Real Estate Investment will be presumed to be its Investment Cost, absent a material event as determined by the Valuation Consultant relating to such Real Estate Investment causing the Valuation Consultant to adjust such value. The Advisor shall be responsible for the following: (i) preparing and delivering to the Valuation Consultant, promptly, a report of any material developments relating to each Real Estate Investment that could reasonably be expected to affect the valuation of such Real Estate Investment, together with an assessment of the effect of such developments on the value of such Real Estate Investment; (ii) assisting the Valuation Consultant with the valuation process, including by (A) providing information concerning each Real Estate Investment as the Valuation Consultant may reasonably request and (B) providing such information, if readily available, as the Valuation Consultant may reasonably request concerning real estate market, financial market or economic trends which may materially impact the appraisals of the Real Estate Investments; and (iii) following the determination of individual asset valuation by the Valuation Consultant, determining the applicable Net Asset Value of the Managed Assets based upon such individual asset valuations by the Valuation Consultant.

(e) The Advisor shall maintain accurate books, records, documents, data and files (including, without limitation, computerized material) with respect to the Fund and the Managed Assets, in such detail as is appropriate under the circumstances. In accordance with and subject to applicable laws, the Advisor shall have full responsibility for the maintenance, care and safe-keeping of all Investment Information presently being maintained by the Advisor or hereafter generated or obtained by the Advisor in performing its obligations under this Agreement. All Investment Information shall be kept and maintained by the Advisor in accordance with its business contingency plan as provided to the Manager and the Board, or as otherwise approved by the Manager, which approval shall not be unreasonably withheld. All Investment Information shall be and remain the property of the Fund, which shall, together with the Manager and the representatives, employees, independent auditors and attorneys of the Fund and the Manager, at all times have complete and unrestricted access to all Investment Information. All books and records maintained by the Advisor with respect to the Fund or the Real Estate Investments shall be subject at all reasonable times to inspection, review, or audit by agents duly authorized by the Manager or the Fund. Upon reasonable advance request, the Advisor shall make such books, records and documents available for inspection by Persons authorized by the Manager or the Fund during normal business hours and at the offices of the Advisor. The Advisor shall bear the costs associated with the retention of records; and, if the Manager or the Fund shall request copies of such records, the Fund shall bear the cost of duplicating and sending such records to the Manager, the Fund or their designees.

(f) The Advisor shall prepare and deliver to the Fund and the Manager such other information regarding the Real Estate Investments or operations of the Fund as the Fund or Manager may reasonably request.

(g) The Advisor shall (i) assemble, maintain and provide to the firm designated by the Manager to prepare tax returns on behalf of the Fund and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Fund and its subsidiaries and supervise the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) provide factual data reasonably requested by the Tax Preparer or the Manager with respect to tax matters, (iii) assemble, record, organize and report to the Manager data and information with respect to the Managed Assets relative to taxes and tax returns in such form as may be reasonably requested by the Manager, (iv) supervise the Tax Preparer or the Custodian, as applicable, in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Managed Assets, the Real Estate Investments and transactions involving the Real Estate Investments (including, without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, partnership reports and other relevant transactions); it being understood that, in the context of the foregoing, the Fund shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the

Advisor’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Advisor will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

(h) Data Processing and Computer Services. Throughout the term of this Agreement, the Advisor shall perform the services set forth in this Section 5(h):

(i) The Advisor shall provide access on a twenty four (24) hour per day, seven (7) day per week, 365 day per year basis, subject to reasonable downtimes for system maintenance and upgrades, to the Advisor’s Delphi system on a read only basis to specified employees of the Manager as designated by the Manager from time to time. Such access will be made available on a remote basis over the Internet and the Advisor will provide user names and passwords as necessary to permit such access.

(ii) The Advisor shall provide a copy to the Manager of (A) a file of all account balances recorded in the general ledger maintained by Advisor with respect to the Managed Assets on a quarterly basis within forty-five (45) days after the end of the quarter and (B) such other reports and information as the Manager and Advisor may agree to from time to time.

(iii) The Advisor shall maintain at all times the computer hardware and software systems necessary to perform its obligations under this Agreement and shall maintain and upgrade the Advisor’s systems as necessary to conform such systems to then-current industry standards applicable to institutional real estate investment advisers. The Advisor shall also be responsible for implementing computer maintenance and operating procedures, in accordance with industry standard practice, which shall include, but not be limited to, making daily back-up copies of the data related to the Managed Assets and securely storing such back-up data in accordance with the Advisor’s information systems security plan described in Section 5(h)(iv) below.

(iv) The Advisor shall keep all Advisor systems and data relating to the Managed Assets and any other data belonging to the Fund in the Advisor’s possession in secure facilities with strict control of physical and network access. Without limiting the foregoing, the Advisor shall maintain information security procedures with respect to the Advisor systems and all transmissions or delivery of data to and from the Fund or the Manager and retention of Fund data by the Advisor that will be no less stringent than the security procedures which the Advisor has in place on the date hereof. The Advisor shall certify to the Manager in writing, at least once every twelve (12) months, that it has complied throughout the prior twelve (12) months, and is then in compliance with the terms of this Section 5(h)(iv). In addition, the Manager, not more frequently than once every twelve (12) months, at the Fund’s cost, may cause an independent accounting firm to conduct a security audit of the Advisor’s systems relating to the Managed Assets in accordance with SAS 70.

6. Custody of Assets and Receipt of Payments.

(a) The Advisor shall have authority to maintain custody and possession of such of the Fund’s assets as the Advisor deems appropriate in the management of the assets, including custody of any instruments evidencing the ownership of the assets, such as deeds, leases, purchase and sale agreements, options, trust agreements, assignments, easements, pleadings, purchase money notes, mortgages and other similar security documents. If the Fund has appointed a custodian (the “Custodian”) to hold certain of the Fund’s assets, the Custodian shall furnish to the Advisor and the Fund, and the Advisor shall furnish to the Custodian, such reports concerning receipts and disbursements with respect to the Fund’s assets as the other shall reasonably request.

(b) The Advisor or its agents may receive, on behalf of the Fund, any rent, mortgage or other payment normally incident to the day-to-day management of the Real Estate Investments, and pay expenses, on behalf of the Fund, normally incident to the day-to-day management of the Real Estate Investments (including any fees and expenses payable to the Advisor under this Agreement). The Advisor, upon prior notice to the Manager, may establish bank accounts in the name of the Fund for each Real Estate Investment or, if a Custodian is appointed, the Custodian (or its nominee) to hold such payments, including amounts retained as operating reserves. The Advisor shall provide the Manager with the account information. The Advisor will be responsible for the management of the Fund’s cash and liquidity needs as described in Section 3(a)(xi) of this Agreement.

7. Compensation. The Advisor shall be entitled to the compensation set forth in the Fee Schedule attached hereto as Exhibit C for so long as the Advisor is an advisor to the Fund.

8. Expenses. Expenses incurred with respect to the Fund’s assets shall be paid as follows:

(a) The Advisor shall, at its expense, pay (i) the compensation and benefits of all its directors, officers and employees, (ii) the costs of providing office space for its employees and all necessary office furnishings and equipment, data processing systems including hardware and software, telephone and other communications costs, file storage, photocopying costs, facsimile costs, utilities and the rent or other costs of such office space and facilities as is reasonably required by the Advisor to perform its services under this Agreement, (iii) legal and other costs and expenses of attempting to acquire Real Estate Investments or proposed Real Estate Investments, including, without limitation, travel expenses, that are not ultimately acquired, owned, managed, financed, operated or disposed of by the Fund; provided, however, that the Advisor shall be reimbursed by the Fund for out-of-pocket costs and expenses of third party professionals, such as attorneys or environmental consultants, incurred in connection with any proposed acquisition, financing or disposition of a Real Estate Investment following the approval of the Investment Committee to pursue such investment, financing or disposition on behalf of the Fund and the delivery of the investment presentation approved by the Investment Committee to the Manager, (iv) travel expenses incurred in connection with the

Advisor’s performance of services hereunder, including, without limitation, the evaluation, negotiation, acquisition, operation or sale of proposed or existing Real Estate Investments and (v) other overhead costs applicable to its business generally.

(b) Except for those expenses set forth in Section 8(a) above, the Fund will pay the reasonable out-of-pocket costs and expenses actually incurred by the Advisor in connection with the Advisor’s services provided hereunder. Such costs and expenses may include, but shall not be limited to, (i) costs and expenses of acquiring, owning, managing, financing, operating and disposing of Real Estate Investments, (ii) fees or other costs for the services of third party property managers, leasing or brokerage agents, project managers, legal counsel, accountants, real estate and mortgage brokers, and architectural, engineering or other consultants, (iii) costs and fees incurred in connection with the formation, organization and continuation of any corporation, partnership, joint venture or other entity through which the Fund’s investments are made or in which any such entity invests, (iv) travel expenses incurred in connection with attendance at Board meetings, (v) subject to Section 20, costs and expenses of all litigation or regulatory proceedings or investigations instituted or threatened against the Fund and (vi) costs and expenses related to updating offering materials and preparing Exchange Act filings and reports. In those instances where the Fund acquires other than a 100% ownership interest in a property or entity, the Fund shall only be responsible for the payment of its proportionate share of the expenses related to such property or entity. To the extent that the Advisor pays any of the costs described in this Section 8(b) it will be reimbursed for such expenses by the Fund.

9. Representations and Warranties of the Advisor. The Advisor represents and warrants that (i) at all times during the term of this Agreement it will be validly existing and in good standing under the laws of its state of incorporation; (ii) at all times during the term of this Agreement it will be duly registered with the Securities and Exchange Commission as an Investment Adviser pursuant to the Advisers Act; (iii) at all times during the term of this Agreement it will be fully authorized under the applicable laws governing Advisor to perform the services described in this Agreement; (iv) at all times during the term of this Agreement it will be duly qualified to do business and duly registered or licensed as an investment adviser in each state or jurisdiction where such registration or license is required to perform its obligations under this Agreement, except for those failures to be so qualified and registered or licensed which (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the Advisor’s ability to perform its services under this Agreement; (v) this Agreement has been duly authorized, executed and delivered by the Advisor and constitutes the legal, valid and binding obligation of the Advisor; (vi) the execution and performance of this Agreement will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, any agreement or instrument to which the Advisor may be subject; (vii) at all times during the term of this Agreement it will have completed, obtained or performed all registrations, filings, approvals, licenses, consents and examinations required by any Governmental Authority in connection with the performance of its obligations under this Agreement, except for those failures which (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the Advisor’s ability to perform its services under this Agreement; (viii) it is in the business of advising institutional investors with respect to the acquisition, financing, management and disposition of real estate and interests therein, portfolio management and asset management; and (ix) the personnel of the Advisor who will be responsible for carrying out this Agreement are individuals experienced in the performance of the various functions contemplated by this Agreement and, in carrying out its obligations under this Agreement, the Advisor will at all times and at its expense maintain a staff of trained and competent personnel to enable it to perform its obligations under this Agreement.

10. Representations, Warranties and Covenants of the Fund.

(a) The Fund represents and warrants that (i) the Fund has full authority to enter into this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund; and (iii) to the execution and performance of this Agreement by the Fund will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, any agreement or instrument to which the Fund, may be subject.

(b) The Fund agrees to maintain in the Management Agreement: (i) an obligation on the part of the Fund that, as a condition to any termination of the Manager as manager under the Management Agreement, the Fund shall assume the rights and obligations of the Manager under this Agreement, subject to the right of the Fund to appoint a substitute manager, in which case the Fund may cause such substitute manager to become a party to this Agreement and assume such rights and obligations, and the Fund shall have no further liability for the obligations of the Manager hereunder; and (ii) a provision permitting the Advisor to enforce, independently, as an intended third party beneficiary, the foregoing obligation of the Fund.

11. Representations, Warranties and Covenants of the Manager.

(a) The Manager represents and warrants that (i) the Manager has full authority to enter into this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Manager and constitutes the legal, valid and binding obligation of the Manager; and (iii) to the execution and performance of this Agreement by the Manager will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, any agreement or instrument to which the Manager, may be subject.

(b) The Manager agrees to maintain in the Management Agreement: (i) an obligation on the part of the Fund that, as a condition to any termination of the Manager as manager under the Management Agreement, the Fund shall assume the rights and obligations of the Manager under this Agreement, subject to the right of the Fund to appoint a substitute manager as described in Section 10(b)(i) above; and (ii) a provision permitting the Advisor to enforce, independently, as an intended third party beneficiary, the foregoing obligation of the Fund.

12. Assignment.

(a) Neither this Agreement nor any of the rights or obligations of the Advisor under this Agreement may be assigned (including, without limitation, by any “assignment” within the meaning of the Advisers Act) by the Advisor, in whole or in part, without the prior written consent of the Fund, it being agreed that the Fund shall not unreasonably withhold its consent to an assignment by the Advisor of this Agreement to a corporation, limited liability company, partnership, trust or other entity controlling, controlled by or under common control with the Advisor with substantially similar capabilities, regulatory status (including registration as an investment adviser under the Advisers Act) and capitalization as the Advisor.

(b) Neither this Agreement nor any of the rights and obligations of the Fund or the Manager under this Agreement may be assigned by the Fund or the Manager (as applicable), in whole or part, without the prior written consent of the Advisor, except that, upon prior written notice to Advisor, each of the Fund and the Manager shall have the right to assign this Agreement to a corporation, limited liability company, partnership, trust or other entity controlling, controlled by or under common control with the Fund or the Manager (as applicable), or any other entity in connection with a merger or consolidation of the Fund or the Manager (as applicable), provided that such other entity assumes all of the obligations of the Fund or the Manager (as applicable) with respect to this Agreement. The Fund reserves the right to designate any nominee or title holding entity for the purpose of acquiring or holding title to any asset which is part of the subject matter of this Agreement, and such designation shall not be deemed an assignment requiring the consent of the Advisor.

13. Insurance.

(a) The Advisor shall obtain and maintain on behalf of the Fund Property Level Insurance for each of the Real Estate Investments in such amounts and against such risks as are prudent in accordance with customary and sound business practices applicable to such Real Estate Investment in the appropriate geographic area. Without limiting the foregoing, the Advisor shall obtain liability and casualty insurance coverage on behalf of the Fund for each Real Estate Investment, including where deemed appropriate by the Advisor, terrorism, earthquake, flood and other disaster-type insurance coverage unless such insurance coverage is unavailable or available only at prices which the Advisor deems unreasonable. All casualty insurance shall contain a waiver of subrogation, and each of the Fund and the Manager waives any claims against the Advisor for any loss or damage to the Fund’s assets by reason of any casualty event which is insured. The Fund, its subsidiary, the Advisor, the Manager and such other parties as are customary and appropriate under a particular policy, shall be the named insured(s) on all such insurance policies.

(b) During the term of this Agreement and for a period of three years thereafter, the Advisor shall keep in force, at its own expense, a policy or policies of insurance covering loss occasioned by the errors and omissions of the Advisor’s officers, directors, agents and employees in connection with its obligations hereunder with a limit of at least $10,000,000 with a retroactive date not later than the date of this Agreement. Upon written request from the Manager, Advisor shall deliver evidence of such insurance to the Manager and any consultants of the Manager identified by the Manager to the Advisor.

14. Indemnification.

(a) The Advisor hereby agrees to indemnify, defend and hold harmless the Fund and the Manager and their respective Affiliates, partners, members, stockholders, officers, employees, agents, successors, and assigns from and against all liabilities, judgments, costs, losses, and expenses, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties and caused by or resulting from (i) the Advisor’s breach of this Agreement (provided that solely for purposes of this Section 14(a)(i), only a negligent act or omission shall be deemed in breach of Section 1(b)(i) hereof), (ii) the negligent or wrongful acts or omissions of the Advisor or its partners, members, stockholders, officers, employees, agents, successors, or assigns or (iii) in the event that an Affiliate of the Advisor has been retained to provide services to the Fund, the negligent or wrongful acts or omissions of such Affiliate or its partners, members, stockholders, officers, employees, agents, successors, and assigns, unless the Fund’s agreement with such Affiliate contains an indemnification provision substantially similar to that set forth herein.

(b) The Fund hereby agrees to indemnify, defend and hold harmless the Advisor and its Affiliates, partners, members, stockholders, officers, employees, agents, successors, and assigns from and against all liabilities, judgments, costs, losses, and expenses, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties in connection with this Agreement and the Advisor’s services hereunder except to the extent caused by or resulting from (i) the Advisor’s breach of this Agreement (provided that solely for purposes of this Section 14(b)(i), only a negligent act or omission shall be deemed in breach of Section 1(b)(i) hereof), (ii) the negligent or wrongful acts or omissions of the Advisor or its partners, members, stockholders, officers, employees, agents, successors, or assigns or (iii) in the event that an Affiliate of the Advisor has been retained to provide services to the Fund, the negligent or wrongful acts or omissions of such Affiliate or its partners, members, stockholders, officers, employees, agents, successors, or assigns (it being agreed that such exception shall not affect the availability of the indemnification provided pursuant to this Section 14(b) to the Advisor, its partners, members, stockholders, officers, employees, agents, successors, or assigns, provided that they have not engaged in any breach of this Agreement or any negligent or wrongful acts or omissions, and provided further that the Fund’s agreement with such Affiliate contains an indemnification provision substantially similar to that set forth herein).

(c) The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(d) Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Fund to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if its shall be determined ultimately by a court of competent jurisdiction that Indemnitee was not entitled to be indemnified hereunder.

(e) The Advisor shall remain entitled to exculpation and indemnification from the Fund pursuant to this Section 14 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Fund or the Manager in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.

(f) The Manager shall remain entitled to exculpation and indemnification from the Advisor pursuant to this Section 14 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and any matter arising after such termination which arose out of events or circumstances that occurred prior to such termination.

15. Term. The initial term of this Agreement shall be five (5) years commencing on the date hereof (“Initial Term”), unless sooner terminated as set forth in Sections 16, 17 or 18 or upon the resignation of the Advisor upon one hundred eighty (180) days written notice to the Manager and the Board. Thereafter, this Agreement shall automatically renew for successive five (5) year periods (each, a “Renewal Term”), unless sooner terminated (a) as set forth in Sections 16, 17 or 18, (b) upon the resignation of the Advisor upon one hundred eighty (180) days written notice to the Manager and the Board or (c) pursuant to the election of the Board (excluding the members designated by the Manager and the Advisor) not to renew this Agreement as provided in the following sentence. At the conclusion of the first Renewal Term or any Renewal Term thereafter, the Board (excluding the members designated by the Manager and the Advisor) may elect not to renew this Agreement, in its sole discretion, by giving written notice to the Advisor at least ninety (90) days, but no sooner than two hundred seventy (270) days prior to the expiration of the then current Renewal Term; provided, however, that in the event that LUSHI (and/or its permitted successors and assigns) at such time has capital invested in the Fund, then the written notice referred to above must be provided at least two hundred seventy (270) days prior to the end of the then current Renewal Term, such termination to be effective as of the earlier of (i) two hundred seventy (270) days following such notice; or (ii) the date specified in a written notice from the Fund given at any time following the date on which the equity investment of LUSHI (and/or its permitted successors and assigns) in the Fund shall have been fully redeemed by the Fund or transferred to another Person consistent with the Fund’s applicable procedures for redemption or transfer. Notwithstanding the foregoing, this Agreement shall terminate upon the liquidation, winding-up and termination of the Fund (subject to Section 30 hereof).

16. Termination for Cause.

(a) The Manager may terminate this Agreement at any time (i) for Cause, (ii) if the Advisor becomes the subject of any bankruptcy or insolvency proceedings which, if involuntary, are not dismissed within ninety (90) days, or (iii) following the Initial Term, if the Manager determines, in its reasonable discretion, that the Fund has experienced sustained, material underperformance with respect to the investment results of the Managed Assets in comparison to the investment strategy of the Fund applicable to such Managed Assets over a real estate market cycle, it being acknowledged and agreed that for purposes of such determination, “market cycle” may include all or part of the Initial Term as determined by the Manager. In the event that this Agreement is terminated pursuant to this Section 16(a), the Fund shall pay to the Advisor an amount equal to any earned or accrued but unpaid Acquisition Fees and Asset Management Fees as of the effective date of termination, as well as any such fees for the quarter in which this Agreement is so terminated, pro-rated through the date of termination. Such amount shall be paid in cash within ten (10) days of the effective date of termination. In the event that this Agreement is terminated pursuant to Section 16(a)(iii) and that at such time LUSHI (and/or its permitted successors and assigns) has capital invested in the Fund, the termination of the Advisor shall be effective as of the earlier of (i) two hundred seventy (270) days following notice by the Manager to the Advisor of such termination; or (ii) the date specified in a written notice from the Fund given at any time following the date on which the equity investment of LUSHI (and/or its permitted successors and assigns) in the Fund shall have been fully redeemed by the Fund or transferred to another Person consistent with the Fund’s applicable procedures for redemption or transfer.

(b) The Advisor may terminate this Agreement at any time if (i) the Manager defaults in any of its material obligations under this Agreement, which default is not cured within thirty (30) days after written notice from the Advisor describing such default in reasonable detail, or (ii) the Manager becomes the subject of any bankruptcy or insolvency proceedings which, if involuntary, are not dismissed within ninety (90) days.

17. Termination Not for Cause. The Manager may terminate this Agreement, if, at any time during the term of this Agreement, (a)(i) the Advisor consolidates or merges with any Specified Wealth Manager, except for any transaction where the persons or entities directly or indirectly controlling the Advisor immediately before such transaction control the surviving entity following such transaction, (ii) the Advisor sells all or substantially all of its assets to a Specified Wealth Manager or (iii) a Specified Wealth Manager acquires direct or indirect beneficial ownership of equity securities of the Advisor representing 50% or more of the voting power of all outstanding equity securities of the Advisor and (b) at the time of such transaction, greater than 50% of the Fund’s equity is owned by Manager Clients.

18. Early Termination Upon Key Man Event. If, at any time during the Initial Term, (a) two (2) or more of the individuals serving as Senior Executive Officers cease to serve in such positions within any twelve (12) month period, and (b) the Advisor fails to select and appoint a Qualified Replacement to serve in each such position within 180 days of the date such individual ceased to serve as a Senior Executive Officer (the occurrence of (a) and (b) being a “Key Man Event”), then the Manager may elect to terminate this Agreement within thirty (30) days of such Key Man Event. In the event that this Agreement is terminated pursuant to this Section 18, the Fund shall pay to the Advisor an amount equal to any earned or accrued but unpaid Acquisition Fees and Asset Management Fees as of the effective date of termination, as well as any such fees for the quarter in which this Agreement is so terminated, pro-rated through the date of termination. Such amount shall be paid in cash within ten (10) days of the effective date of termination.

19. Further Assurances on Termination. (a) Upon termination of this Agreement for any reason whatsoever, the Advisor shall cooperate with the Fund and the Manager, including, without limitation, providing to the Fund and the Manager access to and the opportunity to consult with the Advisor’s officers and employees, in order to facilitate a smooth transition of the Advisor’s responsibilities and the Fund’s books and records so as to avoid a disruption of services to the Fund for the Managed Assets. In the case of a termination by notice, any such transition shall begin immediately upon the giving of such termination notice and the parties shall use their reasonable efforts to complete such transition by the termination date. If such transition is not completed by the termination date the Advisor shall take such actions after the termination date as are necessary to complete the transition.

(b) The Advisor shall forthwith upon any termination of this Agreement: (i) as soon as practicable after such termination pay over to the Manager all monies, securities and other assets held for the account of the Fund pursuant to this Agreement; (ii) as soon as practicable after such termination, deliver to the Manager and any consultants of the Manager identified by the Manager to the Advisor a report containing, among other things, a statement of Managed Assets and Real Estate Investments covered by this Agreement as of the date of termination and such other information regarding Managed Assets or Real Estate Investments as the Manager may reasonably request; and (iii) deliver to the Manager or its designee all or such part of the Investment Information as the Manager requests, provided that the reasonable expenses of the delivery of the Investment Information shall be paid by the Fund.

20. Litigation.

(a) Subject to clause (c) below, the Advisor, on behalf of the Fund, shall supervise the defense and/or prosecution of any and all claims, proceedings or investigations brought or made by or against the Fund that are related to the acquisition, ownership, leasing, financing, management or disposition of any Real Estate Investment (“Real Estate Claims”). In connection with this responsibility the Advisor shall promptly notify the Manager of each such claim, proceeding or investigation and identify legal counsel to defend or prosecute each Real Estate Claim on behalf of the Fund and shall notify the Manager of the law firm that it proposes to retain. The Manager shall have thirty (30) days to either approve or reject retention of such law firm, subject to any requirements under any applicable insurance policies, provided, that, if the Manager does not object within the thirty (30) day period it will be deemed to have approved the retention of the law firm selected by the Advisor; and provided further, that, the Advisor shall be permitted to retain counsel without the approval of the Manager in connection with (i) emergency actions requiring selection of counsel where such approval is impracticable or (ii) standard landlord-tenant litigation. The Advisor shall supervise the defense or prosecution of such Real Estate Claim on behalf of the Fund in the same manner and with the same diligence that it would defend or prosecute a claim on its own behalf. Without limiting the generality of the foregoing, the Advisor shall timely notify insurance carriers as necessary in connection with any Real Estate Claims in order to obtain applicable coverage under policies held by the Fund.

(b) The Advisor shall deliver to the Manager and the Board a quarterly written report, in form and substance reasonably acceptable to the Manager and the Board, which will consist of a listing of all Real Estate Claims that were resolved in the previous quarter or are pending, or to the knowledge of the Advisor, threatened, the names of the parties involved in such claim, any trial dates that are scheduled, if known, the amount of damages or other relief sought and a narrative describing the facts and circumstances surrounding the claim.

(c) The Advisor shall not settle any Real Estate Claims without the prior approval of the Board, provided that the Advisor shall be permitted to settle emergency actions, Standard Landlord-Tenant Litigation or Real Estate Claims of $100,000 or less without prior approval.

21. Confidential Information. The Advisor acknowledges that in the course of its activities under this Agreement it may receive confidential information which relates to the business of the Fund or the Manager. The Advisor agrees to keep all such information confidential except to the extent reasonably necessary to perform its services hereunder.

22. Written Notice. Any approval, notice, demand, direction or instruction to be given hereunder shall be in writing and shall be properly given and deemed effective upon receipt if (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) delivered by hand or national overnight courier, or (c) by telecopy received prior to 5:00 p.m. (local time) on any business day (with any notice delivered after such time being deemed delivered on the next succeeding business day), provided that the original shall be delivered on the next succeeding business day in the manner described in the foregoing clauses (a) or (b), in each case to the addresses or telecopy number set forth below or such other address or telecopy number as a party may designate by like notice to the other party:

(i)	In the case of notices sent to the Fund:

Excelsior LaSalle Property Fund, Inc. c/o U.S. Trust Company, N.A. 225 High Ridge Road Stamford, Connecticut 06905 Attn: Douglas Lindgren Telecopy: 203-352-4456

with a simultaneous copy to:

U.S. Trust Company, N.A. 225 High Ridge Road Stamford, Connecticut 06905 Attn: Lee Gardella Telecopy: 203-352-4456

and U.S. Trust 114 West 47th Street, 26th Floor New York, New York 10036 Attn: Alexandra Poe Telecopy: 212-852-1310

(ii)	In the case of notices sent to the Manager:

U.S. Trust Company, N.A.

225 High Ridge Road

Stamford, Connecticut 06905

Attn: Douglas Lindgren

Telecopy: 203-352-4456

with a simultaneous copy to:

U.S. Trust Company, N.A.

225 High Ridge Road

Stamford, Connecticut 06905

Attn: Lee Gardella

Telecopy: 203-352-4456

and
U.S. Trust 114 West 47th Street, 26th Floor New York, New York 10036 Attn: Alexandra Poe Telecopy: 212-852-1310

(iii)

In the case of notices sent to the Advisor:

LaSalle Investment Management, Inc.

200 E. Randolph Drive

Chicago, Illinois 60601

Attention: Chief Operating Officer

Telecopy: 312-782-4339

with a simultaneous copy to:

LaSalle Investment Management, Inc.

200 E. Randolph Drive

Chicago, Illinois 60601

Attention: General Counsel

Telecopy: 312-782-4339

Each notice, demand, direction or instruction which shall be mailed, transmitted or delivered in the manner described above shall be deemed received and sufficiently served at such time as it is delivered to the addressee (with the return receipt, delivery receipt, confirmation of facsimile transmission or affidavit of messenger constituting conclusive evidence of such delivery) or at the time of presentation of delivery is refused by the addressee.

23. Force Majeure. The Advisor shall not be deemed in default of this Agreement if the failure to perform this Agreement arises from causes beyond its reasonable control. Such causes may include, but are not restricted to, acts of God or of the public enemy, including terrorists, acts of the Federal or state government (including all subdivisions thereof) in its sovereign capacity, fires and floods.

24. Advisor as Independent Contractor. The Advisor shall at all times be acting as an independent contractor; and this Agreement is not intended, and shall not be construed to create a relationship of employee, partnership or association as between the Fund and the Advisor. For all purposes, including, but not limited to, Workers’ Compensation liability, Advisor agrees that all persons furnishing services on behalf of the Advisor pursuant to this Agreement are deemed employees solely of the Advisor and not of the Fund.

25. Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

26. Attorneys’ Fees. In any legal proceeding between the parties hereto which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by it therein from the other party including, without limitation, reasonable attorneys’ fees and court costs. These expenses shall be in addition to any other relief to which the prevailing party may be entitled and shall be included in and as part of the judgment or decision rendered in such proceeding.

27. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same Agreement of the parties hereto.

28. Severability. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

29. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto, except with respect to the Investment Guidelines which may be modified as provided in this Section 29. The Investment Guidelines may be modified from time to time by the Board in its sole discretion upon not less than seven (7) days prior written notice to the Advisor and the Manager. Any amendment to the Investment Guidelines adopted by the Board shall become effective on the date specified in the notice or, if no date is specified, immediately. The Manager and the Advisor shall jointly propose any modifications to the Investment Guidelines for consideration by the Board as they shall jointly determine are appropriate. Each of the Advisor and the Manager shall discuss any proposed changes to the Investment Guidelines in good faith. Nothing herein shall be deemed to limit or restrict the Board’s power and authority to adopt such modifications to the Investment Guidelines as it shall determine in its sole discretion.

30. Survival. The covenants and agreements contained in this Agreement which by their terms require performance after termination of this Agreement shall survive the termination of this Agreement in accordance with their terms including, without limitation, the provisions of Sections 14, 19, 21, 25, 26 and this Section 30. In addition, no termination shall relieve any party hereto of any liability or damages arising from such party’s breach, prior to the termination date, of any representations, warranties or covenants of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, duly authorized representatives of the Fund, the Manager and the Advisor have caused this Agreement to be executed as of the date first above written.

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By:	/s/ Douglas A. Lindgren
	Name:	Douglas A. Lindgren
	Title:	President

U.S. TRUST COMPANY, N.A., a California corporation and national bank

By:	/s/ Douglas A. Lindgren
	Name:	Douglas A. Lindgren
	Title:	Managing Director

LaSALLE INVESTMENT MANAGEMENT, INC., a Maryland corporation

By:	/s/ Peter H. Schaff
	Name:	Peter H. Schaff
	Title:	Vice President

Exhibit A

to

Investment Advisory Agreement

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below. Additional defined terms are set forth in the Recitals and Sections of this Agreement to which they relate.

“Acquisition Cost” of a Real Estate Investment shall include the acquisition price stated in the acquisition agreement (inclusive of all potential earnouts) together with loan fees attributable to such acquisition, but without regard to adjustments for prorations. With respect to Real Estate Investments that are acquired with the intent to perform development or redevelopment as part of the acquisition strategy, Acquisition Costs shall include all costs (including interest and loan fees) related to the Real Estate Investment that are budgeted in connection with the development or redevelopment of the Real Estate Investment, including without limitation, the total amount of hard and soft costs related to construction, development or renovation of buildings (including all construction period taxes, assessments and insurance), costs of fixtures and equipment (including rental equipment) used to construct or operate the property, costs of the installation of permanent improvements in or on the property’s buildings or land (including tenant improvement costs, site work, paving and landscaping), estimated fees and earnouts to developers, fees and cost reimbursements of architects, contractors, engineers, environmental and other consultants, amounts payable to government authorities, third party marketing expenses (including leasing commissions and finders fees), and costs of bonds or letters of credit. In no event shall Acquisition Costs include due diligence expenses or legal fees incurred in connection with the acquisition or financing of the Real Estate Investment.

“Acquisition Fee” has the meaning set forth in the Fee Schedule attached hereto as Exhibit C.

“Additional Advisor” has the meaning set forth in Section 1(c) hereof.

“Additional Services” means property management and leasing services, financing and disposition brokerage services, construction management services, and other services for which fees are customarily charged in connection with the acquisition, development, management or disposition of commercial real properties, but shall not include any of the services specifically required of the Advisor under Section 3 hereof.

“Adjoining Parcel” has the meaning set forth in the Fee Schedule attached hereto as Exhibit C.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Advisor” has the meaning set forth in the introductory paragraph hereof.

“Affiliate” means, with respect to a specified Person, (a) any person directly or indirectly controlling, controlled by or under common control with the specified Person, (b) a partnership or limited liability company in which the specified Person is a general partner or manager, (c) any officer, director, executive employee, manager or general partner of the specified Person, or (d) if the specified Person is an officer, director, manager, general partner or executive employee, any other entity for which the specified Person acts in any such capacity.

“Affiliate Service Arrangement” has the meaning set forth in Section 3(h) hereof.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Applicable Percentage” means, as of the end of each calendar quarter, the percentage set forth opposite the Net Asset Value of the Fund as of the end of such quarter, in the column entitled “Applicable Percentage” below:

Net Asset Value	Applicable Percentage

Less than $100 million	7.50%
$100 million or more and less than $250 million	7.31%
$250 million or more and less than $400 million	7.13%
$400 million or more and less than $550 million	6.75%
$550 million or more and less than $700 million	6.38%
$700 million or more and less than $850 million	6.00%
$850 million or more	5.63%

“Articles” shall mean the Articles of Incorporation of the Fund, as amended from time to time.

“Asset Management Fee” has the meaning set forth in the Fee Schedule attached hereto as Exhibit C.

“Board” means the Board of Directors of the Fund.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Chicago, Illinois.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments).

“Cause” means the determination of the Board, after consultation with the Manager, of :

(a) the breach by the Advisor of any material term of this Agreement, which breach was not cured within sixty (60) days after written notice from the Manager describing such breach in reasonable detail;

(b) the fraud or willful misconduct of the Advisor in connection with the Advisor’s duties under this Agreement;

(c) the negligence of the Advisor in connection with the Advisor’s duties under this Agreement which materially and adversely affects the Fund; or

(d) the Advisor is convicted of or pleads guilty in any court to a felony involving investment-related business which, in the reasonable determination of the Board, has had a material adverse effect on the reputation of the Advisor in the market for real estate investment funds, or any regulatory authority or court denies, suspends or revokes the Advisor’s registration or license or otherwise enjoins the Advisor from conducting investment advisory business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Custodian” has the meaning set forth in Section 6(a) hereof.

“Designated Representative” has the meaning set forth in Section 3(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any Other Investments for which the Manager has appointed an Additional Advisor and any Cash held in escrow in respect of subscriptions for Shares of the Fund prior to the closing of such subscriptions.

“Fair Market Value” means, with respect to each Real Estate Investment, the most recent fair market value of such Real Estate Investment established by the Board in accordance with the valuation procedures set forth herein or otherwise adopted by the Fund.

“Fee Schedule” means that certain schedule of fees paid to the Advisor attached hereto as Exhibit C.

“Fixed Portion” has the meaning set forth in the Fee Schedule attached hereto as Exhibit C.

“Foreign Investments” shall have the meaning set forth in the Investment Guidelines attached hereto as Exhibit B.

“Fund” has the meaning set forth in the introductory paragraph hereof.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

“High Net Worth Individual” means a natural person residing in the U.S. that is an “accredited investor” within the meaning of Section 501(a) of Regulation D under the Securities Act.

“Indemnitee” has the meaning set forth in Section 14(c) hereof.

“Indemnitor” has the meaning set forth in Section 14(c) hereof.

“Initial Closing” means the Business Day on which the first subscriptions for Shares from investors (other than the Advisor or its Affiliates) are accepted by the Fund.

“Initial Term” has the meaning set forth in Section 15 hereof.

“Investment Committee” means the investment committee of the Advisor.

“Investment Cost” of a Real Estate Investment shall include the sum of (a) the total acquisition price paid for the Real Estate Investment and subsequent capital invested in the Real Estate Investment by the Fund, including without limitation, the total amount of hard and soft costs (including interest and loan fees) related to construction, development or renovation of buildings (including all construction period taxes, assessments and insurance), costs of fixtures and equipment (including rental equipment) used to construct or operate the property, costs of the installation of permanent improvements in or on the property’s buildings or land (including tenant improvement costs, site work, paving and landscaping), fees and earnouts to developers, fees and cost reimbursements of architects, contractors, engineers, environmental and other consultants, amounts payable to government authorities, third party marketing expenses (including leasing commissions and finders fees), and costs of bonds or letters of credit, (b) all out-of-pocket costs and expenses incurred in connection with the acquisition or development of the Real Estate Investment, (c) the Acquisition Fee and (d) any other costs or expenses which may be capitalized with respect to such Real Estate Investment for accounting purposes in accordance with generally accepted accounting principles, consistently applied.

“Investment Guidelines” has the meaning set forth in Section 1 hereof.

“Investment Information” means such books, records, data, information, instruments, documents, agreements, files, reports, manuals, policies, guidelines and procedures (including without limitation, computerized materials), as relate to the Fund, the Managed Assets, the Real Estate Investments or the services provided by third parties relating to the foregoing. “Investment Information” shall not include any of the foregoing prepared by the Advisor generally for use in its business or generally for use by its clients.

“Key Man Event” has the meaning set forth in Section 18 hereof.

“LUSHI” means LaSalle U.S. Holdings, Inc., a Delaware corporation.

“Managed Assets” has the meaning set forth in Section 1(b) hereof.

“Management Agreement” has the meaning set forth in the recitals hereof.

“Manager” has the meaning set forth in the introductory paragraph hereof.

“Manager Client” means any holder of Shares which is, or was at the time of such holder’s subscription for Shares, a client of the Manager or any of its Affiliates or a third party broker-dealer firm first identified, procured and approved by the Manager.

“Net Asset Value” means, as of any date, (a) the aggregate Fair Market Value of (i) the Fund’s interests in all Real Estate Investments plus (ii) all other assets of the Fund, minus (b) (i) the aggregate value of the Fund’s indebtedness and (ii) other outstanding obligations as of the determination date.

“Net Distributable Cash” is meant to reflect the Fund’s ability to generate cash from normal operations for purposes of calculating certain management and advisory fees, and it is not intended to be an actual measure of cash available for dividend distributions. It shall be calculated beginning with net income of the Fund from Managed Assets of the Advisor for the fiscal period, as calculated under GAAP consistently applied, and adjusted for the following factors (without duplication):

Add back depreciation of assets.

Add back amortization of intangibles.

Add back depreciation of tenant improvements and tenant allowances.

Add back amortization of deferred leasing costs and deferred financing costs.

Subtract capitalized expenditures related to the normal and recurring operations and maintenance of the Real Estate Investments (e.g. building improvements, lease-hold improvements, property leasing expenditures and land improvements).

Subtract gains and add back losses from sales of real estate investments.

Add back the Variable Portion of the Advisor’s Asset Management Fee and the “Variable Portion” of the Manager’s “Management Fee” (as those terms are defined in the Management Agreement).

Subtract gains and add back expenses for changes in accounting methodology.

Subtract income caused by the straight-lining of rental income and add back expense from the straight-lining of interest expense (including straight- lining of lease termination payments).

Subtract gains and add back losses of hedging through derivatives.

Add back the effects of impairment (per FAS 144).

Subtract gains and add back losses from extraordinary items.

Adjust the Fund’s income from unconsolidated joint ventures and discontinued operations, and expenses from minority interests, in the same manner described above.

Other modifications to net income may be made by the Advisor, with approval of the Manager, to cause Net Distributable Cash to better reflect normal cash flow from operation of Managed Assets on a consistent basis. If the calculation of the Fund’s net income is altered under GAAP, appropriate modifications shall be made to this definition to make such changes immaterial to the calculation of Net Distributable Cash.

“Non-Primary Investments” has the meaning set forth in the Investment Guidelines attached hereto as Exhibit B.

“Other Investments” has the meaning set forth in the Investment Guidelines attached hereto as Exhibit B.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or other entity.

“Plan Asset Regulations” has the meaning set forth in Section 3(e) hereof.

“Primary Investments” has the meaning set forth in the Investment Guidelines attached hereto as Exhibit B.

“Property Level Insurance” has the meaning set forth in Section 3(a)(vii) hereof.

“Qualified Replacement” means an individual who is selected and appointed by the Advisor to serve in a position as a Senior Executive Officer and who has such real estate investment management, property management, brokerage, acquisition or disposition experience and other qualifications as are consistent with the duties and responsibilities of such position.

“Real Estate Claims” has the meaning set forth in Section 20(a) hereof.

“Real Estate Investments” has the meaning set forth in Section 2 hereof.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Executive Officer” means the following officer positions of the Advisor: (a) the senior account officer for the Fund, which initially shall be Peter H. Schaff; (b) an officer responsible for portfolio management, which initially shall be Anthony C. O’Malley; and (c) an officer responsible for business operations and investment structuring, which initially shall be C. Allan Swaringen.

“Shares” means the shares of Common Stock, par value $0.01 per share, of the Fund.

“SOX” has the meaning set forth in Section 5(b) hereof.

“Specified Wealth Manager” means (a) a company with greater than $20 billion of assets under management for clients that are High Net Worth Individuals or (b) any Affiliate of a company specified in clause (a).

“Standard Landlord Tenant Litigation” means any Real Estate Claim that relates only to one or more of the following:

(a) the amount of rent and other charges to be paid by a tenant under a lease (including operating expenses or additional rent);

(b) the length of the term of a lease;

(c) the eviction of a tenant from the premises; or

(d) the amount of any payments by a tenant relating to termination of the lease.

“Subscription Agreement” means each Subscription Agreement executed by a holder of Shares pursuant to which such holder agreed to purchase Shares from the Fund.

“Tax Preparer” has the meaning set forth in Section 5(g) hereof.

“Treasury Regulations” means the Procedure and Administration Regulations promulgated by the U.S. Department of Treasury under the Code, as amended.

“Valuation Consultant” has the meaning set forth in Section 3(a)(xii) hereof.

“Variable Portion” has the meaning set forth in the Fee Schedule attached hereto as Exhibit C.

“VCOC” has the meaning set forth in Section 3(e) hereof.

Exhibit B

to

Investment Advisory Agreement

INVESTMENT GUIDELINES

The following sets forth the general investment guidelines established by the Fund for the Real Estate Investments. Unless otherwise approved by the Board:

(a) Investment Criteria. The Fund shall invest primarily in a portfolio of high-quality properties located primarily in the United States that is diversified both geographically and across property sectors. The Fund shall invest primarily in well-located, well-leased assets within the four primary institutional property sectors: office (including without limitation, medical office), industrial, apartments, and retail properties and other institutional quality properties consistent with the Fund’s strategy (“Primary Investments”). After the Fund’s Net Asset Value has exceeded $300 million, the Fund may also invest up to twenty-five percent (25%) of the Fund’s assets, measured at the time the investment is made, in property sectors other than Primary Investments (“Non-Primary Investments”) and properties outside of the United States (“Foreign Investments,” and together with Non-Primary Investments, the “Other Investments”).

(b) Investment Structure. The Fund will make equity and debt investments in real estate and real estate-related assets directly or indirectly through subsidiaries, including joint venture arrangements with third parties.

(c) Leverage. Advisor may leverage any Real Estate Investment, provided, that recourse with respect to any such loan is limited to such Real Estate Investment, and provided, further, at the time any leverage is put in place (i) the Fund’s long-term non-recourse financing, on a portfolio-wide basis, shall not exceed sixty-five percent (65%) of the most recent valuation of the Fund’s Real Estate Investments and (ii) the leverage being put in place on any one Real Estate Investment shall not exceed seventy-five percent (75%) of the value of the Real Estate Investment being leveraged. The Fund may, subject to Section 3(a)(ix), obtain one or more unsecured working capital credit facilities, upon the approval of the Manager and the Board, for short-term operating, cash flow and other financing needs, which will not be included in calculating the leverage employed by the Fund. Notwithstanding the foregoing, (1) non-recourse financing shall be subject to standard carve-outs for environmental matters and improper actions of the borrower, such as misappropriation of rents following a default, non-payment of real estate taxes, and misappropriation of security deposits, (2) with respect to certain Real Estate Investments which involve substantial construction or reconstruction, various completion guarantees and repayment guarantees will be permitted, and (3) with respect to portfolio acquisitions (i.e., acquisitions by the Fund of more than one Real Estate Investment in a single transaction or series of related transactions) mortgage financings which are cross-collateralized and cross-defaulted amongst the acquired portfolio shall be permitted.

(d) Diversification. The Fund’s diversification objectives will be achieved over time and as its investment base accumulates. Phase I diversification is targeted to be met while the Fund’s NAV is less than $300 million. Phase II diversification is targeted as the Fund’s NAV exceeds $300 million. The tables below outline the Fund’s diversification objectives during both phases.

Style Allocation Targets:

	Phase I Range	Phase II Range
Core to core-plus (Primary)	70% - 100%	50% - 100%
Value-add (Primary)	0% - 30%	0% - 40%
Opportunistic	0%	0% - 10%

Property Type Allocation Targets:

Phase I, the Fund will attempt to limit the exposure to any one property type to 50% of the total portfolio.

Phase II, the Fund will manage the property exposures within the Primary Investment portfolio to +/- 50% of the NPI allocation to each property type as of the most recent year end.

Phase II, the Fund will have the opportunity to allocate up to 25% of the NAV to Other Investments.

Phase II	Range	NPI Weight as of 12/31/03	NPI Based Range as of 12/31/03
Office	NPI ± 50%	39%	20% to 59%
Retail	NPI ± 50%	21%	11% to 32%
Industrial	NPI ± 50%	20%	10% to 30%
Multifamily	NPI ± 50%	19%	10% to 29%
Total Primary Investments	75% - 100%	99%	100%
Other Investments	0 - 25%	1%	N/A

Geographic Allocation Targets (Both Phase I & II):

The Fund will attempt to be diversified by metropolitan statistical area (MSA) in the United States. The Fund will invest no more than 40% of the real estate allocation into any single MSA for the 20 largest MSAs and no more than 20% of the allocation in any other single MSA.

Phase II Geographic Allocation Targets:

Phase II	Range	NPI Weight as of 12/31/03	NPI Based Range as of 12/31/03
East	NPI ± 75%	31%	8% to 54%
Midwest	NPI ± 75%	14%	4% to 25%
South	NPI ± 75%	21%	5% to 37%
West	NPI ± 75%	34%	9% to 60%
Total Primary Investments	75% - 100%	100%	100%
International	0% to 25%	0%	N/A

Exhibit C

to

Investment Advisory Agreement

FEE SCHEDULE

A.	Acquisition Fee. The Fund shall pay Advisor an acquisition fee (the “Acquisition Fee”) equal to one-half percent (0.5%) of the Acquisition Cost of each Real Estate Investment acquired by the Fund. The Acquisition Fee shall be paid upon the closing of the acquisition of each Real Estate Investment.

If, during the term of this Agreement, the Fund purchases additional property adjacent to any Real Estate Investment in connection with a development opportunity identified by

Advisor (such property, an “Adjoining Parcel”), then, such Adjoining Parcel shall be treated as a separate “Real Estate Investment” and Advisor shall be entitled to receive an Acquisition Fee with respect thereto.

B.	Asset Management Fee. The Fund shall pay Advisor an annual asset management fee (the “Asset Management Fee”) as follows:

(i) an amount equal to 0.75% of the Net Asset Value attributable to the Managed Assets (i.e., the Net Asset Value of the Fund determined without regard to the value of any investment managed by an Additional Advisor or any debt or other liability attributable thereto) as of the beginning of each calendar quarter to which such fee relates, plus any additional amount attributable to the receipt of funds into the Fund’s operating account during the quarter from the sale of Shares, calculated on a weighted average basis taking into account the timing of the receipt of such funds during such quarter (the “Fixed Portion”); and

(ii) an amount equal to the Applicable Percentage of the Net Distributable Cash of the Managed Assets as of the end of each quarter (the “Variable Portion”).

The Fixed Portion shall be paid quarterly in arrears on the fifth Business day after the end of the quarter for which the services are rendered. The Variable Portion shall be paid within ten (10) days after calculation of the Net Distributable Cash for the applicable quarter.

For purposes of any partial quarter during the term, including, without limitation, following any termination of the Advisor or this Agreement for any reason pursuant to the terms hereof, the Advisor shall be entitled to receive the pro rata portion of the accrued but unpaid Asset Management Fee for the period of time during the applicable quarter in which the Advisor was an advisor of the Fund.